UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

SANDERS MORRIS HARRIS GROUP INC.

(Exact Name of Registrant as Specified in Its Charter)

Texas	76-0583569
(State of Incorporation or Organization)	(IRS Employer Identification No.)

600 Travis, Suite 3100, Houston, Texas	77002
(Address of Principal Executive Offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.   ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☒

Securities Act registration statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class To Be So Registered	Name of Each Exchange on Which Each Class Is To Be Registered
None	N/A

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.01 per share

(Title of Class)

Item 1. Description of Registrant’s Securities to be Registered.

Our articles of incorporation (the “Articles”) authorize us to issue 100,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”). The following is a summary description of our Common Stock and is qualified in its entirety by reference to applicable provisions of our Articles and amended and restated bylaws (the “Bylaws”).

Common Stock

Each holder of our Common Stock is entitled to one vote for each share of Common stock owned of record in the election of directors and on all other matters on which shareholders are entitled or permitted to vote. Holders of our Common Stock do not have cumulative voting rights. Therefore, subject to any voting rights that may be later granted to holders of our preferred stock, under our Bylaws, holders of a plurality of the shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote can elect all of our directors. Subject to the rights of any outstanding series of our preferred stock, the common shareholders are entitled to dividends when and if declared by our board of directors out of funds legally available for that purpose. Our Common Stock is not subject to any calls or assessments. Upon liquidation or dissolution, common shareholders are entitled to share ratably in all net assets distributable to shareholders after payment of any liquidation preferences to holders of our preferred stock. Holders of our Common Stock have no redemption, conversion, or preemptive rights.

Certain Anti-Takeover Matters

Our Articles and Bylaws contain provisions that could impede our acquisition by a tender or exchange offer, a proxy contest, or otherwise. This summary of these provisions is subject to the pertinent sections of our Articles and Bylaws and the Texas Business Corporation Act.

Preferred Stock. Our board may issue a series of our preferred stock that could, depending on its terms, impede the completion of a merger, tender offer, or other takeover attempt. Any board decision to issue such stock will be based on the board’s judgment as to the best interests of the company and its shareholders. Our board may issue preferred stock having terms that could discourage an acquisition attempt through which an acquiror could otherwise change the composition of the board of directors, including a tender or exchange offer or other transaction that some, or a majority, of our shareholders might believe to be in their best interests, or in which shareholders might receive a premium for their stock over its then-market price.

Removal of Directors. Our Articles provide that directors may be removed only for cause, and then only by the affirmative vote of holders of at least two-thirds of all outstanding voting stock.

Shareholder Meetings. Our Articles provide that our shareholders can act at an annual or special meeting. The Articles are silent as to shareholder action by written consent in lieu of a meeting. Therefore, under Texas law, shareholder action by less than unanimous consent is not permitted. Our Articles and Bylaws provide that special meetings of shareholders may be called only by a majority of the board of directors, the chairman of the board, or the president. The business that may be conducted at any special meeting of shareholders is limited to the business brought before the meeting as set forth in the notice of the meeting. These provisions would prevent non-director shareholders from taking action by written consent or otherwise without proper notice to the board.

Our Bylaws require advance notice to us of any business to be brought by a shareholder before an annual meeting of shareholders and establish procedures to be followed by shareholders in nominating persons for election to our board. Generally, these provisions require written notice to the secretary of the company by a shareholder: (1) if the shareholder proposes to bring any business before an annual meeting, and (2) if the shareholder wants to nominate any person for election to our board of directors, in each case not less than 60 nor more than 180 days before the anniversary date of the immediately preceding annual meeting of shareholders (with certain exceptions if the date of the annual meeting is different by more than specified periods from the anniversary date). The shareholder’s notice must set forth specific information regarding the shareholder and his business and director nominee, as described in our Bylaws.

Item 2. Exhibits.

Exhibit No.	Description
1.	Articles of Incorporation of the Registrant, as amended (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001)

2.	Amended and Restated By-Laws of the Registrant (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004)

3.	Form of Common Stock Certificate of the Registrant (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Form S-3 (File No. 333-126672) filed on July 18, 2005)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

SANDERS MORRIS HARRIS GROUP INC.

Date: May 24, 2006	By:	/s/ Ben T. Morris
	Name:	Ben T. Morris
	Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
1.	Articles of Incorporation of the Registrant, as amended (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001)

2.	By-Laws of the Registrant (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004)

3.	Form of Common Stock Certificate of the Registrant (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Form S-3 (File No. 333-126672) filed on July 18, 2005)